SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13d-2(b)


                              PRIME CELLULAR, INC.
                                (Name of Issuer)



                          COMMON STOCK, $.01 PAR VALUE
                         (Title of Class of Securities)



                                     741916
                                 (CUSIP Number)


                                  May 29, 1998
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         |_| Rule 13d-1(b)

         |X| Rule 13d-1(c)

         |_| Rule 13d-1(d)


----------
The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                                Page 1 of 5 Pages

------------------------                               -------------------------
CUSIP No. 741916                      13G                   Page 2 of 5 Pages
------------------------                               -------------------------

--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    SS. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    LONGVIEW PARTNERS, L.P.
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                          (a)|_|
                                                                          (b)|_|
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION


--------------------------------------------------------------------------------
    NUMBER OF SHARES                  5         SOLE VOTING POWER
      BENEFICIALLY                              402,500
        OWNED BY                    --------------------------------------------
          EACH                        6         SHARED VOTING POWER
         PERSON                                 Not Applicable
        REPORTING                   --------------------------------------------
          WITH                        7         SOLE DISPOSITIVE POWER
                                                402,500
                                    --------------------------------------------
                                      8         SHARED DISPOSITIVE POWER
                                                Not Applicable
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    402,500
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    6.6%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON

    PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!


                                Page 2 of 5 Pages

Item 1(a).     Name of Issuer:

               PRIME CELLULAR, INC.

Item 1(b).     Address of Issuer's Principal Executive Offices:

               580 Marshall Street
               Phillipsburg, NJ 08863

Item 2(a).     Name of Person Filing:

               This Schedule 13G is filed on behalf of Longview Partners, L.P. (the "Reporting Person").

Item 2(b).     Address of Principal Business Office or, if none, Residence:

               175 East 64th Street
               New York, NY 10021

Item 2(c).     Citizenship:

               Delaware

Item 2(d).     Title of Class of Securities:

               Common Stock, $.01 par value

Item 2(e).     CUSIP Number:

               741916

Item 3.        Type of Reporting Person:

               (a) - (j): Not Applicable

               If this statement is filed pursuant to Rule 13d-1(c), check this box |X|


                                Page 3 of 5 Pages

Item 4.        Ownership:

               (a)  Amount Beneficially Owned:

                           402,500

               (b)  Percent of Class:

                           6.6%

               (c)  Number of shares as to which such person has:

                    (i)  sole power to vote or to direct the vote:

                                    402,500

                    (ii) shared power to vote or to direct the vote:

                                    Not Applicable

                    (iii) sole power to dispose or to direct the disposition of:

                                     402,500

                    (iv) shared  power to dispose  or to direct the  disposition of:

                                    Not Applicable

Items 5-9.     Not Applicable



                                Page 4 of 5 Pages

Item 10. By signing below the undersigned certifies that, to the best of its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

     After reasonable inquiry and to the best of its knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date:  February 10, 1999

                                       LONGVIEW PARTNERS, L.P.


                                       By: /s/ Susan R. Chapman
                                           ------------------------------
                                           Name:  Susan R. Chapman
                                           Title:    General Partner



                                Page 5 of 5 Pages